EXHIBIT 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.09; OR $0.15 ADJUSTED EARNINGS PER SHARE+ EXCLUDING COSTS ASSOCIATED WITH SENIOR NOTE TENDER OFFERS CLOSED FEBRUARY 17, 2016

Irving, TX - March 24, 2016 - Commercial Metals Company (NYSE: CMC) today announced financial results for its second quarter ended February 29, 2016. Net earnings attributable to CMC for the three months ended February 29, 2016 were $10.5 million ($0.09 per diluted share) on net sales of $1.0 billion. This compares to net earnings attributable to CMC of $6.2 million ($0.05 per diluted share) on net sales of $1.4 billion for the second quarter ended February 28, 2015. Results for the second quarter of fiscal 2016 included an after-tax impact of debt extinguishment costs of $7.4 million ($0.06 per diluted share) associated with the tender offers for senior notes completed on February 17, 2016.

Earnings from continuing operations for the second quarter of fiscal 2016 were $10.8 million ($0.09 per diluted share), compared with earnings from continuing operations of $13.5 million ($0.11 per diluted share) for the second quarter of fiscal 2015.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "Our second fiscal quarter has historically been our weakest quarter primarily due to seasonal slowdowns during the winter months. However, we are pleased with the results for our second quarter of fiscal 2016. The extinguishment of bond indebtedness helps to de-lever the balance sheet and the associated costs of extinguishment represent a less than one year pay back compared to the interest expense that we will avoid as a result. Additionally, during the second quarter of fiscal 2016, our Americas Fabrication segment benefited from reduced raw material input costs, resulting in expanded metal margins compared to the corresponding period of the prior fiscal year."

During the first quarter of fiscal 2016, the Company elected to change the accounting method it uses to value its inventories from the last-in, first-out method to the weighted average cost method for its Americas Mills, Americas Recycling and Americas Fabrication segments and to the specific identification method for the steel trading division headquartered in the U.S. in its International Marketing and Distribution segment. The Company applied this change in accounting principle retrospectively to all prior periods presented. Also during the first quarter of fiscal 2016, the Company elected to change the accounting method it uses to value its inventories in its International Marketing and Distribution segment, except for the steel trading division headquartered in the U.S., from the first-in, first-out method to the specific identification method. Because this change in accounting principle was immaterial in all prior periods, it was not applied retrospectively.

+ Non-GAAP financial measure

(CMC Second Quarter Second 2016 - Page 2)

Adjusted operating profit from continuing operations was $30.0 million for the second quarter of fiscal 2016. This compares with adjusted operating profit from continuing operations of $37.9 million for the second quarter of fiscal 2015. Adjusted EBITDA from continuing operations was $61.1 million for the second quarter of fiscal 2016, compared with adjusted EBITDA from continuing operations of $70.8 million for the second quarter of fiscal 2015.

During the second quarter of fiscal 2016, the Company completed tender offers for $200.2 million of senior notes, which resulted in $7.4 million in after-tax debt extinguishment costs, and the Company purchased approximately 1.9 million shares of its common stock for $26.0 million. The Company's financial position at February 29, 2016 remained strong with cash and cash equivalents of $381.7 million and total available liquidity in excess of $900 million. Additionally, the Company had $49.5 million in restricted cash primarily related to the construction of a new steel micro-mill in Durant, Oklahoma, which is included in other current assets in the Company's unaudited condensed consolidated balance sheet as of February 29, 2016. Cash flow from operations for the second quarter of fiscal 2016 was strong at $113.2 million.

Business Segments
The Americas Recycling segment recorded adjusted operating loss of $7.6 million for the second quarter of fiscal 2016 compared to adjusted operating loss of $9.7 million for the second quarter of fiscal 2015. The improved performance compared to the same period in the prior fiscal year was primarily due to per ton margin expansion of 9% on ferrous and 7% on nonferrous shipments. However, ferrous and nonferrous tons shipped decreased 16% and 14% respectively, compared to the second quarter of fiscal 2015, which outweighed the improvement in average metal margins and resulted in the adjusted operating loss for the second quarter of fiscal 2016.

The Americas Mills segment recorded adjusted operating profit of $50.7 million for the second quarter of fiscal 2016 compared to adjusted operating profit of $59.5 million for the corresponding period in the prior fiscal year. Profitability in this segment declined during the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015 due to 8% margin compression as the average selling price decreased $152 per short ton, which more than offset a $123 per short ton decrease in the average cost of ferrous scrap consumed.

The Americas Fabrication segment recorded adjusted operating profit of $14.8 million for the second quarter of fiscal 2016. This compares to adjusted operating loss of $5.8 million for the second quarter of fiscal 2015. The increase in adjusted operating profit for the second quarter of fiscal 2016 was primarily due to a decrease in average composite material cost, which more than offset a decrease in the average composite selling price and resulted in a 15% per short ton increase in the average composite metal margin, compared to the second quarter of fiscal 2015. Additionally, during the second quarter of fiscal 2016, volumes for this segment increased 5% compared to the same period in the prior fiscal year.

(CMC Second Quarter Second 2016 - Page 3)

The International Mill segment recorded adjusted operating profit of $2.0 million for the second quarter of fiscal 2016 compared to adjusted operating profit of $0.8 million for the corresponding period in fiscal 2015. Adjusted operating profit for the second quarter of fiscal 2016 increased as a result of a $1.8 million decrease in utilities expense and a 4% increase in tons shipped, partially offset by a 10% per short ton decline in the average metal margin.

The International Marketing and Distribution segment recorded adjusted operating loss of $2.3 million for the second quarter of fiscal 2016 compared to adjusted operating profit of $7.4 million for the same period in the prior fiscal year. The decline in adjusted operating profit for the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015 was primarily due to a decrease in volumes and the average margin for its steel trading business headquartered in the U.S. and its European operations. Additionally, declines in the average margins for its raw material trading business headquartered in the U.S. and its Australian and Asian operations outweighed increases in volumes for these operations. This segment also recorded inventory impairments of approximately $5.3 million during the second quarter of fiscal 2016, compared to approximately $1.3 million during the second quarter of fiscal 2015.

Year to Date Results
Net earnings attributable to CMC for the six months ended February 29, 2016 were $35.6 million ($0.30 per diluted share) on net sales of $2.2 billion, compared with net earnings attributable to CMC of $38.4 million ($0.32 per diluted share) on net sales of $3.1 billion for the six months ended February 28, 2015. For the six months ended February 29, 2016, adjusted operating profit was $85.1 million, compared with $96.3 million for the six months ended February 28, 2015. Adjusted EBITDA was $147.8 million for the six months ended February 29, 2016, compared with $162.0 million for the six months ended February 28, 2015.

Outlook
Alvarado concluded, "We expect demand for our finished steel products to improve heading into our fiscal third quarter, as the construction season ramps up. Non-residential construction spending, which is our primary end use market in the U.S., was up 11% year over year in February 2016. Furthermore, from a U.S. perspective, we are encouraged by the strength of the Architecture Billings Index (ABI), posting above 50 for 21 of the 24 months ended February 2016, which has historically been a leading indicator of improved non-residential construction. Our order backlog remains strong. However, we expect to continue to be challenged globally by steel overcapacity in China, imports into the U.S. and Poland, and a strong U.S. dollar."

Conference Call
CMC invites you to listen to a live broadcast of its second quarter of fiscal 2016 conference call today, Thursday, March 24, 2016, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, Barbara Smith, COO, and Mary Lindsey, Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website

(CMC Second Quarter Second 2016 - Page 4)

on the next business day. Financial and statistical information presented in the webcast will be located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to U.S. construction activity, demand for finished steel products and the effects of global steel overcapacity and a strong U.S. dollar. These forward-looking statements generally can be identified by phrases such as we, CMC or its management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: global economic conditions, including recovery from the recent recession and construction activity or lack thereof, and their impact in a highly cyclical industry; rapid and significant changes in the price of metals; excess capacity in our industry, particularly in China, and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; currency fluctuations; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' ability to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; global factors, including political and military uncertainties; availability of electricity and natural gas for minimill operations; information technology interruptions and breaches in security data; ability to retain key executives; ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; increased costs related to health care reform legislation; and those factors listed under Item 1A. "Risk Factors" included in the Company's Annual Report filed on Form 10-K for the fiscal year ended August 31, 2015.

(CMC Second Quarter Second 2016 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended		Six Months Ended
(short tons in thousands)	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Americas Recycling tons shipped	427	508	868	1,060

Americas Mills rebar shipments	364	354	758	788
Americas Mills merchant and other shipments	244	252	490	541
Total Americas Mills tons shipped	608	606	1,248	1,329

Americas Mills average FOB selling price (total sales)	$510	$662	$533	$674
Americas Mills average cost ferrous scrap consumed	$179	$302	$188	$319
Americas Mills metal margin	$331	$360	$345	$355
Americas Mills average ferrous scrap purchase price	$159	$247	$158	$268

International Mill tons shipped	282	271	560	576

International Mill average FOB selling price (total sales)	$363	$481	$385	$515
International Mill average cost ferrous scrap consumed	$178	$276	$192	$296
International Mill metal margin	$185	$205	$193	$219
International Mill average ferrous scrap purchase price	$148	$229	$157	$247

Americas Fabrication rebar tons shipped	225	207	474	472
Americas Fabrication structural and post tons shipped	29	35	57	69
Total Americas Fabrication tons shipped	254	242	531	541

Americas Fabrication average selling price (excluding stock and buyout sales)	$842	$952	$866	$949

(in thousands)	Three Months Ended		Six Months Ended
Net sales	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Americas Recycling	$148,346	$259,079	$327,553	$575,138
Americas Mills	336,429	428,845	720,961	953,696
Americas Fabrication	336,144	344,410	718,458	756,898
International Mill	107,458	138,449	227,906	316,078
International Marketing and Distribution	276,876	465,238	559,913	1,003,044
Corporate	(2,867)	2,717	(476)	3,549
Eliminations	(182,689)	(247,621)	(379,759)	(537,296)
Total net sales	$1,019,697	$1,391,117	$2,174,556	$3,071,107

Adjusted operating profit (loss)
Americas Recycling	$(7,645)	$(9,657)	$(14,193)	$(11,609)
Americas Mills	50,699	59,470	109,763	132,118
Americas Fabrication	14,825	(5,769)	36,170	(9,950)
International Mill	1,951	819	4,722	5,042
International Marketing and Distribution	(2,293)	7,385	(4,462)	24,054
Corporate	(28,801)	(16,400)	(46,873)	(36,011)
Eliminations	1,232	2,037	902	1,232
Adjusted operating profit from continuing operations	29,968	37,885	86,029	104,876
Adjusted operating loss from discontinued operations	(405)	(6,913)	(927)	(8,576)
Adjusted operating profit	$29,563	$30,972	$85,102	$96,300

(CMC Second Quarter Second 2016 - Page 6)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share data)	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Net sales	$1,019,697	$1,391,117	$2,174,556	$3,071,107
Costs and expenses:
Cost of goods sold	884,876	1,244,042	1,882,118	2,744,109
Selling, general and administrative expenses	93,918	109,602	195,826	222,985
Loss on debt extinguishment	11,365	—	11,365	—
Interest expense	16,625	19,252	34,929	38,309
	1,006,784	1,372,896	2,124,238	3,005,403

Earnings from continuing operations before income taxes	12,913	18,221	50,318	65,704
Income taxes	2,064	4,756	13,836	17,974
Earnings from continuing operations	10,849	13,465	36,482	47,730

Loss from discontinued operations before income taxes (benefit)	(446)	(7,268)	(1,018)	(9,370)
Income taxes (benefit)	(99)	—	(101)	(21)
Loss from discontinued operations	(347)	(7,268)	(917)	(9,349)

Net earnings	10,502	6,197	35,565	38,381
Less net earnings attributable to noncontrolling interests	—	—	—	—
Net earnings attributable to CMC	$10,502	$6,197	$35,565	$38,381

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.09	$0.12	$0.32	$0.41
Loss from discontinued operations	—	(0.06)	(0.01)	(0.08)
Net earnings	$0.09	$0.06	$0.31	$0.33

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.09	$0.11	$0.31	$0.40
Loss from discontinued operations	—	(0.06)	(0.01)	(0.08)
Net earnings	$0.09	$0.05	$0.30	$0.32

Cash dividends per share	$0.12	$0.12	$0.24	$0.24
Average basic shares outstanding	115,429,550	116,688,162	115,725,896	117,244,406
Average diluted shares outstanding	116,507,591	117,683,476	117,002,822	118,395,844

(CMC Second Quarter Second 2016 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	February 29, 2016	August 31, 2015
Assets
Current assets:
Cash and cash equivalents	$381,678	$485,323
Accounts receivable, net	685,553	900,619
Inventories, net	753,695	880,484
Current deferred tax assets	—	3,310
Other current assets	145,459	93,643
Assets of businesses held for sale	13,989	17,008
Total current assets	1,980,374	2,380,387
Net property, plant and equipment	877,835	883,650
Goodwill	66,259	66,383
Other noncurrent assets	119,043	115,168
Total assets	$3,043,511	$3,445,588
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$209,991	$260,984
Accounts payable-documentary letters of credit	15,658	41,473
Accrued expenses and other payables	210,670	290,677
Notes payable	—	20,090
Current maturities of long-term debt	10,845	10,110
Liabilities of businesses held for sale	4,091	5,276
Total current liabilities	451,255	628,610
Deferred income taxes	61,671	55,803
Other long-term liabilities	109,955	101,919
Long-term debt	1,071,832	1,277,882
Total liabilities	1,694,713	2,064,214
Stockholders' equity attributable to CMC	1,348,639	1,381,225
Stockholders' equity attributable to noncontrolling interests	159	149
Total stockholders' equity	1,348,798	1,381,374
Total liabilities and stockholders' equity	$3,043,511	$3,445,588

(CMC Second Quarter Second 2016 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
(in thousands)	February 29, 2016	February 28, 2015
Cash flows from (used by) operating activities:
Net earnings	$35,565	$38,381
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	63,541	66,988
Provision for losses on receivables, net	2,740	1,271
Stock-based compensation	13,106	11,822
Amortization of interest rate swaps termination gain	(3,798)	(3,799)
Loss on debt extinguishment	11,365	—
Deferred income taxes	(4,614)	(8,946)
Tax benefit from stock plans	(55)	(46)
Net gain on sale of assets and other	(2,767)	(2,014)
Write-down of inventories	7,949	4,119
Asset impairment	—	149
Changes in operating assets and liabilities:
Accounts receivable	190,622	138,132
Advance payments on sale of accounts receivable programs, net	11,504	(50,329)
Inventories	111,544	(174,990)
Other assets	2,681	5,019
Accounts payable, accrued expenses and other payables	(115,002)	(159,978)
Other long-term liabilities	8,429	(5,063)
Net cash flows from (used by) operating activities	332,810	(139,284)

Cash flows from (used by) investing activities:
Capital expenditures	(62,437)	(49,498)
Increase in restricted cash	(49,145)	—
Proceeds from the sale of subsidiaries	—	2,354
Proceeds from the sale of property, plant and equipment and other	3,060	8,273
Net cash flows used by investing activities	(108,522)	(38,871)

Cash flows from (used by) financing activities:
Repayments on long-term debt	(205,816)	(5,348)
Treasury stock acquired	(30,595)	(39,580)
Cash dividends	(27,839)	(28,184)
Increase (decrease) in documentary letters of credit, net	(25,815)	137,548
Short-term borrowings, net change	(20,090)	(7,146)
Debt extinguishment costs	(11,013)	—
Stock issued under incentive and purchase plans, net of forfeitures	(5,671)	(1,377)
Decrease in restricted cash	1	3,868
Contribution from noncontrolling interests	29	38
Tax benefit from stock plans	55	46
Net cash flows from (used by) financing activities	(326,754)	59,865
Effect of exchange rate changes on cash	(1,179)	(3,634)
Decrease in cash and cash equivalents	(103,645)	(121,924)
Cash and cash equivalents at beginning of year	485,323	434,925
Cash and cash equivalents at end of period	$381,678	$313,001
Supplemental information:
Noncash activities:
Change in liabilities related to purchases of property, plant, and equipment	$2,706	$7,519

(CMC Second Quarter Second 2016 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Earnings per Share is a non-GAAP financial measure. Management believes excluding the costs associated with the senior note tender offers closed on February 17, 2016 provides investors with a clearer perspective of the current underlying operating performance. Adjusted earnings per share may be inconsistent with similar measures presented by other companies.

	Three Months Ended	Six Months Ended
	February 29, 2016	February 29, 2016
Diluted net earnings per share attributable to CMC	$0.09	$0.30
Impact of cost of debt extinguishment	0.09	0.09
Income tax effect	(0.03)	(0.03)
Adjusted earnings per share	$0.15	$0.36

Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of CMC. Adjusted operating profit is the sum of adjusted operating profit from continuing operations and adjusted operating loss from discontinued operations. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating loss from discontinued operations is the sum of our loss from discontinued operations before income taxes (benefit), interest expense and discounts on sales of accounts receivable. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Six Months Ended
(in thousands)	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Earnings from continuing operations	$10,849	$13,465	$36,482	$47,730
Income taxes	2,064	4,756	13,836	17,974
Interest expense	16,625	19,252	34,929	38,309
Discounts on sales of accounts receivable	430	412	782	863
Adjusted operating profit from continuing operations	29,968	37,885	86,029	104,876
Adjusted operating loss from discontinued operations	(405)	(6,913)	(927)	(8,576)
Adjusted operating profit	$29,563	$30,972	$85,102	$96,300

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of adjusted EBITDA from continuing operations and adjusted EBITDA from discontinued operations. There were no net earnings attributable to noncontrolling interests during the three and six months ended February 29, 2016 and February 28, 2015. Adjusted EBITDA from continuing operations is the sum of our earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. Adjusted EBITDA from discontinued operations is the sum of our loss from discontinued operations before net earnings attributable to noncontrolling interests, interest expense and income taxes (benefit). It also excludes the largest recurring non-cash charge from discontinued operations, depreciation and amortization, as well as impairment charges from discontinued operations, which are also non-cash. Adjusted EBITDA should not be considered as an alternative to net earnings or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry. Adjusted EBITDA to interest expense is a covenant test in certain of CMC's debt agreements. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

(CMC Second Quarter Second 2016 - Page 10)

	Three Months Ended		Six Months Ended
(in thousands)	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Earnings from continuing operations	$10,849	$13,465	$36,482	$47,730
Interest expense	16,625	19,252	34,929	38,309
Income taxes	2,064	4,756	13,836	17,974
Depreciation and amortization	31,550	33,130	63,541	66,713
Impairment charges	—	149	—	149
Adjusted EBITDA from continuing operations	61,088	70,752	148,788	170,875
Adjusted EBITDA from discontinued operations	(445)	(7,178)	(1,017)	(8,878)
Adjusted EBITDA	$60,643	$63,574	$147,771	$161,997
Adjusted EBITDA to interest coverage ratio for the quarter ended February 29, 2016:

$60,643	/	$16,625	=	3.6

Total liquidity is a non-GAAP financial measure and is the sum of the Company's cash and cash equivalents and availability under its revolving credit facility, U.S. and international accounts receivables sales facilities and its uncommitted bank lines of credit. The table below reflects the Company's cash and cash equivalents, credit facilities and availability to liquidity.

	February 29, 2016
(in thousands)	Total Facility	Availability
Cash and cash equivalents	$381,678	$381,678
Revolving credit facility	350,000	326,549
U.S. receivables sale facility	200,000	121,075
International accounts receivable sales facilities	78,570	33,081
Bank credit facilities — uncommitted	43,755	41,587
Total liquidity	$1,054,003	$903,970

Total capitalization is a non-GAAP financial measure and is the sum of stockholders' equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC.

(in thousands)	February 29, 2016
Stockholders' equity attributable to CMC	$1,348,639
Long-term debt	1,071,832
Deferred income taxes	61,671
Total capitalization	$2,482,142

OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of February 29, 2016:

$1,071,832	/	$2,482,142	=	43.2%

Total debt to capitalization plus short-term debt plus notes payable ratio as of February 29, 2016:

($1,071,832	+	$10,845	+	$—)	/	($2,482,142	+	$10,845	+	$—)	=	43.4%

(CMC Second Quarter Second 2016 - Page 11)

Current ratio as of February 29, 2016:
Current assets divided by current liabilities

$1,980,374	/	$451,255	=	4.4

Contact: Mary Lindsey
Vice President and CFO
214.689.4300